Exhibit 99.1

ADVO MAILS SUPPLEMENTAL PROXY MATERIALS FOR SPECIAL MEETING OF STOCKHOLDERS ON SEPTEMBER 13, 2006, TO VOTE ON PROPOSAL TO ADOPT MERGER AGREEMENT

WINDSOR, CT – September 5, 2006 – ADVO, Inc. (NYSE: AD) today announced that it will begin mailing supplemental proxy materials in connection with the Special Meeting of Stockholders scheduled for September 13, 2006, at which stockholders will vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of July 5, 2006, among ADVO, Valassis Communications, Inc. (NYSE: VCI) and Michigan Acquisition Corporation, a wholly owned subsidiary of Valassis. Under the terms of the transaction, ADVO stockholders will have the right to receive $37.00 in cash per share upon completion of the merger.

The Special Meeting remains scheduled for September 13, 2006, at 10:00 a.m. Eastern Time, at One Targeting Centre, Windsor, CT. Stockholders of record at the close of business on August 4, 2006, will be entitled to vote at the Special Meeting.

ADVO’s Board of Directors unanimously recommends that ADVO stockholders vote “FOR” the adoption of the merger agreement.

As previously disclosed, on August 30, 2006, Valassis commenced litigation in the Delaware Chancery Court seeking to rescind the merger agreement. ADVO believes that Valassis’ claims are without merit and are nothing more than an extreme case of buyer’s remorse arising from the negative reaction by Valassis’ stockholders and analysts to the announcement of the transaction. The lawsuit appears to be a tactic designed to pressure ADVO to agree to a price lower than the parties’ binding agreement requires.

ADVO remains committed to the transactions contemplated by the binding merger agreement and stands ready to close the transaction following stockholder approval. ADVO will vigorously defend itself against Valassis’ claims and plans to file an answer to Valassis’ complaint promptly with the Delaware Chancery Court, as well as a counterclaim that will ask the court to order Valassis to perform its obligations under the merger agreement, including consummating the merger at the agreed upon price of $37 price per share.

Stockholders who have questions about the Special Meeting or the merger after reading the supplemental proxy materials or the proxy statement should contact the Company’s proxy solicitors, Mellon Investor Services LLC, at 1-866-768-4962.

About ADVO

ADVO is the nation’s leading direct mail media company, with annual revenues of nearly $1.4 billion. Serving 17,000 national, regional and local retailers, the company reaches 114 million households, more than 90% of the nation’s homes, with its ShopWise® shared mail advertising.

The company’s industry-leading targeting technology, coupled with its unparalleled logistics capabilities, enable retailers seeking superior return on investment to target, version and deliver their print advertising directly to consumers most likely to respond.

Demonstrating ADVO’s effectiveness as a print medium, the company’s “Have You Seen Me? ®” missing child card, distributed with each ShopWise® package, is the most recognized mail in America. This signature public service program has been responsible for safely recovering 143 children. The program was created in partnership with the National Center for Missing & Exploited Children and the U.S. Postal Service in 1985.

ADVO employs 3,700 people at its 24 mail processing facilities, 33 sales offices and headquarters in Windsor, CT. The company can be visited online at www.ADVO.com.

CONTACTS:

Investors	Media
Chris Hutter	Pam Kueber
National Vice President, Finance	Vice President, Corporate Communications
ADVO, Inc.	ADVO, Inc.
(860) 285-6424	(860) 298-5797

Joele Frank / Eric Brielmann

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449